Exhibit 99.1

Contact: Tim Davidson
914-844-7847
tfdavids@us.ibm.com

IBM Elects Marianne C. Brown to its Board of Directors

ARMONK, N.Y., December 12, 2023 . . . The IBM (NYSE: IBM) board of directors has elected Marianne C. Brown to the board, effective December 12, 2023.

Marianne C. Brown, 65, is the former chief operating officer of Fidelity National Information Services, Inc.’s (FIS) Global Financial Solutions business. Throughout her career, she has held a number of executive positions leading financial services companies through digital transformations. In addition to her operational expertise, she has significant experience in technology services, cybersecurity, and data-intensive enterprises. She is a member of the board of directors of Akamai Technologies, Inc., The Charles Schwab Corporation, and Northrop Grumman Corporation, and previously served on the board of directors of VMware, Inc.

Arvind Krishna, IBM chairman and chief executive officer, said: “Marianne Brown is an accomplished business leader and we are delighted that she will join the IBM board of directors. Her perspectives and experiences with digital transformations and technology will be an asset to the IBM board and to its shareholders.”

Ms. Brown holds a Bachelor of Science with honors in business administration from Concordia College.

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